UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 17, 2005

XOMA LTD.

(Exact name of registrant as specified in its charter)

BERMUDA

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code	(510) 204-7200

(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

As announced on June 17, 2005, XOMA has granted Merck & Co., Inc. a non-exclusive, worldwide license for XOMA’s antibody-related intellectual property, effective as of June 20, 2005.

A copy of the press release is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 9.01. Exhibits

1.	Press Release dated June 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated June 17, 2005

XOMA LTD. By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description
1.	Press Release dated June 17, 2005.

Exhibit 1

Ellen M Martin	Deb McManus, APR
Kureczka/Martin Associates	Media Relations
Investor Relations	Tel: (510) 204-7240
Tel: (510) 832-2044

XOMA Enters into License Agreement with Merck & Co., Inc.

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Berkeley, CA – June 17, 2005 -- XOMA Ltd. (Nasdaq: XOMA) today announced that it has granted Merck & Co., Inc. (Merck) a non-exclusive, worldwide license for XOMA’s antibody-related intellectual property. Under the agreement, Merck receives a license to use XOMA’s bacterial cell expression intellectual property for phage display with potential use in the discovery of antibody products.

XOMA will receive an undisclosed access fee, milestones and royalties on future sales of any products subject to this license. Additional financial terms were not disclosed.

The agreement also provides an option for Merck to use XOMA’s bacterial cell expression intellectual property to manufacture antibodies. Should Merck exercise this option, XOMA will receive an option fee, additional milestones and royalties.

“We are delighted to enter into this license agreement with Merck, and look forward to a productive relationship,” said John L. Castello, XOMA’s chairman, president and chief executive officer.

Bacterial Cell Expression Technology

Bacterial cell expression technology (BCE) is an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies for commercial purposes. BCE is also a key technology used in multiple systems for high-throughput screening of antibody domains. Expression of antibodies by phage display technology, for example, depends on the expression and secretion of antibody domains from bacteria as properly folded, functional proteins.

XOMA scientists were the first to demonstrate the secretion of antibody domains directly from the bacterial cells as fully functional, properly folded molecules. XOMA has received ten U.S. patents to date relating to aspects of its BCE system, including six patents that broadly cover the secretion of immunoglobulins from bacteria, including antibody fragments such as Fab and single-chain antibodies. Corresponding foreign patents have also been granted. XOMA’s patent estate is applicable to the practice of antibody phage display and other antibody screening applications.

Currently, there are two antibody products in late-stage clinical testing which are manufactured using XOMA’s BCE technologies. These are Celltech Group plc’s CDP-870 Anti-TNFalpha antibody fragment for Rheumatoid Arthritis and Crohn’s Disease and Genentech Inc.’s LucentisTM (ranibizumab) antibody fragment to Vascular Endothelial Growth Factor (VEGF) for wet age-related macular degeneration. There are many additional products in earlier stages of development.

About XOMA

XOMA develops for commercialization antibody and other protein-based biopharmaceuticals, with a therapeutic focus on cancer, immune disorders and infectious diseases. XOMA has a royalty interest in RAPTIVA®, a product marketed worldwide that was developed in collaboration with Genentech. The Company pipeline includes proprietary products along with collaborative product development programs. For more information about XOMA's product pipeline and antibody product development capabilities and technologies, please visit XOMA's website at http://www.xoma.com/.

Certain statements contained herein concerning product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA’s prospects.

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